EXHIBIT 4.2

INCENTIVE SHARE AWARD PLAN

The Board of Directors of Oncolytics Biotech Inc. (“Oncolytics”) has adopted this Incentive Share Award Plan (the “Plan”) governing the issuance of: (i) Performance Share Awards (as defined herein) of Oncolytics to Eligible Employees (as defined herein); and (ii) Restricted Share Awards (as defined herein) of Oncolytics to Non-Employee Directors (as defined herein).

1.	Purposes
The principal purposes of the Plan are as follows:

(a)	to retain and attract qualified directors, officers and employees for Oncolytics;
(b)
to promote ownership of common shares of Oncolytics by such directors, officers and employees and to encourage such persons to remain in the employ or service of Oncolytics and put forth maximum efforts for the success of the affairs of Oncolytics; and

(c)	to focus management of Oncolytics on operating and financial performance and total long-term shareholder return.
2.	Definitions

Where used herein, the following terms shall have the following meanings, respectively:

"Adjustment Ratio" means, with respect to any Share Award, the ratio used to adjust the number of Common Shares underlying such Share Award and issuable on the applicable Issue Date, subject to and in accordance with the terms of the Plan; and, in respect of each Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted on a compounding basis thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the corresponding Dividend Record Date, by an amount, rounded to the nearest four decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, and having as its denominator the Market Price of the Common Shares on that Dividend Payment Date;

“Black-Out Period” means any period during which the holder of such Share Award is not permitted to trade Common Shares pursuant to the policies of Oncolytics;

“Board” means the board of directors of Oncolytics as constituted from time to time or, if established and duly authorized to act with respect to the Plan, any committee of the board of directors of Oncolytics;

“Business Day” means each day other than a Saturday, Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Calgary, Alberta are not open for business during normal business hours;

“Cessation Date” means, in respect of a Participant, the last day of active employment or service of the Participant with Oncolytics, regardless of the reason for the cessation of employment or service and regardless of whether any or any adequate or proper advance notice of termination or resignation is provided in respect of such cessation of employment or service;

“Change of Control” for the purposes of this Plan means:

(a)
the acceptance by the holders of Common Shares of Oncolytics, representing in the aggregate of more than 40 percent of all issued and voting Common Shares of Oncolytics, of any offer, whether by way of a takeover bid or otherwise, for all or any of the Common Shares of Oncolytics;

(b)
the acquisition, by whatever means (including, without limitation, amalgamation, arrangement, consolidation or merger), by a person (or two or more persons who in such acquisition have acted jointly or in concert or intend to exercise jointly or in concert any voting rights attaching to the Common Shares acquired), directly or indirectly, of the beneficial ownership of such number of voting Common Shares or rights to voting Common Shares of Oncolytics, which together with such person’s then owned voting Common Shares and rights to voting Common Shares, if any, represent (assuming the full exercise of such rights to voting Common Shares) more than 40 percent of the combined voting rights of Oncolytics’ then outstanding voting Common Shares, together with the voting Common Shares that would be outstanding on the full exercise of the rights to voting Common Shares acquired and such person’s previously own rights to voting Common Shares;

(c)	the entering into of any agreement by Oncolytics to merge, consolidate, amalgamate, initiate an arrangement or be absorbed by or into another company;
(d)
the passing of a resolution by the Board or shareholders of Oncolytics to substantially liquidate assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of Oncolytics in circumstances where the business of Oncolytics is continued and where the shareholdings remain substantially the same following the re-arrangement as existed prior to the re-arrangement); or

(e)
individuals who were members of the Board of Oncolytics immediately prior to a meeting of the shareholders of Oncolytics involving a contest for or, an item of business relating to the election of directors shall not constitute a majority of the board of directors following such election;

“Committee” has the meaning set forth in Section 3 hereof;

“Common Shares” means the Common Shares of Oncolytics;

“Dividend” means a dividend paid by Oncolytics in respect of the Common Shares, whether in cash, Common Shares or other securities or other property, expressed as an amount per Common Share;

“Dividend Payment Date” means any date that a Dividend is paid to Shareholders;

“Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

“Eligible Employee” means any officer or employee of Oncolytics (including, for greater certainty, any subsidiary of Oncolytics);

“Exchange” means the Toronto Stock Exchange, the Nasdaq Capital Market and such other stock exchange(s) on which the Common Shares are then listed and posted for trading from time to time;

“Grant Date” means the grant date for a Share Award;

“Grant Value” means the dollar amount of a Share Award as determined by the Board in accordance with Section 4 hereof;

“Grantee” means a Participant to whom a Share Award has been granted;

“Insider” has the meaning set forth in the applicable rules of the Exchange for this purpose;

“Issue Date” means the date on which Common Shares are issued to a Grantee in respect of a Share Award following completion of the applicable Vesting Period;

“Market Price” with respect to a Common Share, as at any date means the volume weighted average (rounded to four decimal places) of the prices at which the Common Shares traded on the Toronto Stock Exchange for the five (5) trading day period ending one Business Day prior to such date (or, if the Common Shares are not then listed and posted for trading on the Toronto Stock Exchange or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board acting reasonably and in good faith). In the event that the Common Shares are not listed and posted for trading on any Exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time acting reasonably and in good faith;

“Non-Employee Director” means any director of Oncolytics (including, for greater certainty, any subsidiary of Oncolytics) who is not also an officer or employee of Oncolytics (including, for greater certainty, any subsidiary of Oncolytics);

“Participant(s)” means the Eligible Employees and the Non-Employee Directors;

“Performance Criteria” means any performance-related measures or criteria as determined by the Board in its sole discretion at Grant Date to be taken into consideration over the Vesting Period of a Performance Share Award for purposes of determining the applicable Vesting Percentage, which measures or criteria may include, Oncolytics’ performance compared to identified operational or financial targets, Oncolytics’ shareholder return, and any such other performance-related measures or criteria matters as the Board may determine, in its sole discretion;

“Performance Share Award” means an award to Eligible Employees under the Plan pursuant to which Common Shares shall be issued on the Issue Dates, as applicable, determined in accordance with Section 7 hereof, based upon achieving the applicable Performance Criteria and subject to adjustment in accordance with the terms of the Plan;

“Restricted Share Award” means an award to Non-Employee Directors under the Plan pursuant to which Common Shares shall be issued on the Issue Dates, as applicable, determined in accordance with Section 7 hereof, subject to adjustment in accordance with the terms of the Plan;

“Security Based Compensation Arrangement” has the meaning ascribed thereto in Section 613 of the Toronto Stock Exchange Company Manual, as amended from time to time;

“Share Award” means a Performance Share Award or Restricted Share Award, as applicable;

“Share Award Account “ means an account maintained by Oncolytics for each Grantee that shall be credited with such Share Awards as are granted to the Grantee and any dividend equivalent Share Awards in respect of such Share Awards;

“Share Award Agreement” has the meaning set forth in Section 7 hereof;

“Shareholder” means a holder of Common Shares;

“Vested” means the applicable Vesting Period having been completed and additionally in the case of Performance Share Awards, the applicable Performance Criteria in relation to a whole or percentage of the number of Common Shares covered by such Performance Share Award determined by the Board having been met, where “Vesting” (or any applicable derivative term) has a comparable meaning;

“Vesting Percentage” means the percentage of outstanding Performance Share Awards that will vest based upon the relative achievement of the Performance Criteria for such award during the Vesting Period, where such percentage will range from 0 percent to 100 percent reflecting the Board’s determination, in its sole discretion, of the achievement of the Performance Criteria; and

“Vesting Period” means the three-year period over which Share Awards granted under the Plan shall vest in accordance with Section 7(b)(i), subject to adjustment or modification pursuant to the terms and conditions of the Plan.

3.	Administration

The Plan shall be administered by the Board, or if delegated, by a committee of the Board that has been assigned the responsibility of determining Oncolytics’ policies with respect to executive compensation. Such committee, or if no such committee has been delegated the authority to administer the Plan, then the Board is hereinafter referred to as (the “Committee”).

The Committee shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan subject to and not inconsistent with the express provisions of this Plan and of Section 10 hereof, including, without limitation, the authority to:

(a)	grant Restricted Share Awards to Non-Employee Directors and Performance Share Awards to Eligible Employees;
(b)	determine the Grant Date for Share Awards;
(c)	determine the officers and employees who may participate in this Plan and designate any officer or employee as being an Eligible Employee under this Plan;
(d)	determine the Participants to whom and the time or times at which Share Awards shall be granted and shall become issuable;
(e)
determine the number of Common Shares to be covered by and the Grant Value for each Share Award (and accordingly the number of Common Shares to be covered by each Share Award) in accordance with Section 4 hereof;

(f)	determine Performance Criteria applicable to any Performance Share Award;
(g)	prescribe, amend and rescind rules and regulations relating to the Plan;
(h)	interpret the Plan and the Share Award Agreements;
(i)	approve the form and determine the terms and provisions of Share Award Agreements (which need not be identical) entered into in connection with Share Awards;
(j)	determine whether and the extent to which adjustments shall be made pursuant to the Plan; and
(k)	make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee’s decision to approve the grant of a Share Award in any period shall not require the Committee to approve the grant of a Share Award to any Participant in any other period; nor shall the Committee’s decision with respect to the size or terms and conditions of a Share Award in any period require it to approve the grant of a Share Award of the same or similar size or with the same or similar terms and conditions to any Participant in any other period. The Committee shall not be precluded from approving the grant of a Share Award to any Participant solely because such Participant may previously have been granted a Share Award under this Plan or any other similar compensation arrangement of Oncolytics. No Participant has any claim or right to be granted a Share Award.  There is no obligation for uniformity of treatment of Eligible Employees, or any group of Eligible Employees.

Any interpretation, rule, regulation, determination or other act of the Committee hereunder shall be made in its sole discretion and shall be final and conclusively binding upon Oncolytics and all persons affected by the Plan. No member of the Committee shall be liable for any action or determination made in good faith pursuant to the Plan or any instrument of grant evidencing any Share Award awarded under the Plan. To the fullest extent permitted by law, Oncolytics shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Committee.

4.	Eligibility and Share Award Determination

The Committee may grant Share Awards in such amounts and at such times as the Committee in its sole absolute discretion may determine. In determining the Participants to whom Share Awards may be granted and the Grant Value for (and accordingly the number of Common Shares to be covered by) each Share Award (subject to adjustment in accordance with the Performance Criteria in the case of Performance Share Awards), the Committee may take into account such factors as it shall determine in its sole and absolute discretion.  Notwithstanding any other provision of this Plan, Performance Share Awards may only be granted to Eligible Employees and Restricted Share Awards may only be granted to Non-Employee Directors.

The number of Common Shares to be covered by each Share Award shall be determined by dividing the Grant Value for such Share Award by the Market Price of a Common Share as at the Grant Date, rounded down to the next whole number.

5.	Reservation of Common Shares
Unless otherwise approved by the Shareholders, the aggregate number of Common Shares that may be issuable pursuant to Share Awards granted pursuant to this Plan in combination with all other Security Based Compensation Arrangements of Oncolytics, including the Stock Option Plan, is 11,412,394 Common Shares.

The number of Common Shares issuable to Insiders at any time, under all Security Based Compensation Arrangements of Oncolytics, shall not exceed 10% of the issued and outstanding Common Shares. The number of Common Shares issued to Insiders, within any one-year period, under all Security Based Compensation Arrangements of Oncolytics, shall not exceed 10% of the issued and outstanding Common Shares.  The number of Common Shares reserved for issuance under all Security Based Compensation Arrangements of Oncolytics  to any one Participant shall not exceed 5% of the total number of issued and outstanding Common Shares.

Share Awards that are canceled, terminated or expire prior to the settlement of all or a portion thereof, shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Share Awards pursuant to this Plan to the extent of any Common Shares issuable thereunder that are not issued under such canceled, terminated or expired Share Award.

6.	Participation Limits for Non-Employee Directors
The maximum number of Common Shares that may be reserved for issuance to Non-Employee Directors pursuant to Restricted Share Awards under the Plan is 1% of the Common Shares outstanding at the time of the grant (on a non-diluted basis), less the aggregate number of Common Shares reserved for issuance to such Non-Employee Director under any other security-based-compensation arrangement, and the total annual grant of Restricted Share Awards to any one Non-Employee Director cannot exceed a grant value of $100,000 (based upon a Black-Scholes calculation or such other similar and acceptable methodology, applied consistently and appropriately as determined by the Board).

7.	Terms and Conditions of Share Awards
Each Share Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a written agreement between Oncolytics and the Grantee or an award letter from Oncolytics to the Grantee (a “Share Award Agreement”) which agreement shall comply with, and be subject to, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions as the Committee, in its discretion, shall establish):

(a)
Number of Share Awards - The Committee shall determine the number of Common Shares to be awarded to a Grantee pursuant to the Share Award (subject to adjustment in accordance with provisions of the Plan) in accordance with the provisions set forth in Section 4 of the Plan.

(b)	Vesting of Share Awards

(i)	Share Awards hereunder shall vest on the third anniversary of the Grant Date of such Share Awards.
(ii)	The Committee shall determine the Performance Criteria for each Performance Share Award at the time of the grant of the award.
(iii)
The Committee shall, as soon as reasonably practicable following the completion of the Vesting Period applicable to a Performance Share Award determine, in its sole discretion, the “Vesting Percentage”.

(iv)
Notwithstanding any other provision of this Plan, no term or condition of a grant of Share Awards hereunder or any Share Award Agreement may have the effect of causing any Common Shares to be issued pursuant to any Share Award under the Plan to a Grantee in satisfaction of such Grantee’s Performance Share Awards under the Plan (or any portion thereof) to occur after December 31 in the third (3rd) calendar year following the calendar year in respect of which such Share Awards were granted.

(c)
Adjustment of Share Awards - Unless otherwise determined by the Committee and subject to the remaining provisions of this Section 7, following the completion of the Vesting Period for a Share Award, the number of Common Shares underlying such Share Award shall be adjusted by multiplying such number by (A) the Adjustment Ratio applicable in respect of such Share Award, and (in the case of Performance Share Awards only) (B) the Vesting Percentage, if any, applicable to such Performance Share Award.

(d)
Issuance of Common Shares - Subject to Section 5, the Common Shares that are issuable to the Grantee on the Issue Date shall be issued from treasury as fully paid and non-assessable Common Shares. No fractional Common Shares will be issued and all fractional entitlements shall be rounded down to the nearest whole number.

(e)
Delivery of Common Shares - The Issue Date shall occur as soon as practicable and in any event within 31 days following the completion of the Vesting Period applicable to a Share Award.  Subject to the remainder of this Section 7(e), on the Issue Date, Oncolytics will issue from treasury to the Grantee that number of Common Shares to which the Grantee is entitled to receive in respect of such Share Award in accordance with this Section 7, subject to Section 9 hereof, and sent by pre-paid mail or delivered to the Grantee. Notwithstanding the foregoing, if on the Issue Date a Black-Out Period has been imposed upon a Grantee which is still in effect, then the Issue Date shall not occur until the date which is the tenth (10th) business day after the last day of the applicable Black- Out Period.

(f)
Business Combinations and Certain Adjustments - Subject to Section 7(e), if, during the term of an outstanding Share Award, Oncolytics shall complete or be subject to any transaction which constitutes a Change of Control, and as a result of such transaction the holders of Common Shares receive securities of another issuer (the "Continuing Entity") in full substitution or replacement for the Common Shares ("Replacement Securities"), Oncolytics (including the Continuing Entity as successor thereof) will make provision such that all outstanding Share Awards shall remain outstanding and continue in effect following the effective date of such transaction, with appropriate adjustments made as required, including without limitation to (i) the number of Replacement Securities underlying the Share Awards held by each Grantee, (ii) the Dividends paid on the Common Shares (as replaced by the Replacement Securities) during the Vesting Period, and (iii) the Market Price of the Common Shares determined for the beginning of the Vesting Period, in each case to appropriately account for and provide economic equivalence based on the exchange ratio of Replacement Securities issued for Common Shares pursuant to such transaction.

Prior to or contemporaneously with the consummation of such Change of Control transaction, Oncolytics and the Continuing Entity shall execute such instruments and do such things as are necessary to establish that upon the consummation of such transaction the Continuing Entity will have assumed all the covenants and obligations of Oncolytics under this Plan, the Share Award Agreements and the Share Awards outstanding on consummation of such transaction in a manner that substantially preserves and does not impair the rights of the Grantees thereunder in any material respect (including the right to receive Replacement Securities or other cash or property of the Continuing Entity in lieu of Common Shares upon the subsequent vesting of Share Awards).

Subject to compliance with this Section 7(f), any such Continuing Entity shall succeed to, and be substituted for, and may exercise every right and power of Oncolytics under this Plan and such Share Award Agreements with the same effect as though the Continuing Entity had been named as Oncolytics herein and therein, and Oncolytics shall be relieved of all obligations and covenants under this Plan and such Share Award Agreements and the obligation of Oncolytics to the Grantees in respect of the Share Awards shall terminate and be at an end and the Grantees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares upon vesting of the Share Awards.

(g)	Acceleration of Payment for Certain Transactions - Notwithstanding Section 7(f), in the event that:
(i)
the Continuing Entity does not (or, upon the occurrence of the Change of Control transaction, will not) substitute or replace, or the nature of the transaction does not provide for the full substitution or replacement of, the Common Shares with Replacement Securities on the same terms as described in Section 7(f);

(ii)	the Board determines, acting reasonably, that such substitution or replacement is not practicable or impairs or does not substantially preserve the rights of the holders of Share Awards;

(iii)	the Board determines, acting reasonably, that such substitution or replacement would give rise to adverse tax results to holders of Share Awards; or
(iv)	the Replacement Securities are not (or, upon the occurrence of the transaction, will not be) listed and posted for trading on a recognizable stock exchange;

then the Grantee shall receive a cash payment in respect of all outstanding Share Awards in respect of which payment has not yet been made (whether or not otherwise vested or payable), conditional upon the Change of Control transaction being completed, immediately prior to the effective time of the transaction.

For the purposes of this Section 7(g), the cash amount to be paid for outstanding and unpaid (i) Share Awards shall be calculated in accordance with Section 7(c) on the basis that each uncompleted Vesting Period shall be deemed to have consisted of the time elapsed from the start of the particular Vesting Period to and including the effective date of the Change of Control transaction, notwithstanding any prior designation of that Vesting Period, and (ii) Share Awards shall be calculated based on the Market Price of the Common Shares on the effective date of the Change of Control transaction, or in each case based on such other date(s) as Oncolytics, acting reasonably, determines is practicable.

(h)
Board Discretion - Notwithstanding anything else in this Plan, the Committee may, in its sole discretion, but subject to the limits described in Sections 5 and 11  hereof and any other applicable requirements of the Exchange or other regulatory authority:

(i)
make any additional adjustments to the Vesting Percentage (in respect of any Performance Share Awards) or the number of Common Shares to be issued or delivered to a Grantee in connection with any Share Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan;

(ii)	change the Issue Date (including amending the Vesting Period related thereto) for all or any Share Awards at any time and from time to time; and
(iii)
otherwise amend or modify the terms and conditions regarding any grant of Share Awards or payments in respect of any Share Awards hereunder, provided, however, that no such amendment or modification may, without the consent of the affected Grantee, impair or adversely affect a Share Award granted to the Grantee under the Plan prior to the date of such amendment or modification.

(i)	Effect of Certain Changes - In the event:
(i)	of any change in the Common Shares through subdivision, consolidation, reclassification, recapitalization or similar transaction; or
(ii)
that any rights are granted to Shareholders to purchase Common Shares at prices substantially below fair market value, and such events do not constitute a Change of Control transaction for the purposes of Section 7(f), then, in any such case, the Board may make such adjustments to the Plan, to any Share Awards and to any Share Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

(j)
Termination of Relationship as Employee - Unless otherwise determined by the Committee or unless otherwise expressly set forth in a Share Award Agreement pertaining to a particular Share Award or any written employment or other agreement governing a Grantee’s role as an officer or employee, the following provisions shall apply in the event that a Grantee ceases to be an Eligible Employee or Non-Employee Director:

(i)
Termination - If a Grantee (A) ceases to be an Eligible Employee for any reason other than termination without cause, death, disability or retirement of the Grantee, and regardless of the reason for the cessation of employment and regardless of whether any or any adequate or proper advance notice of termination or resignation is provided in respect of such cessation, or (B) ceases to be a director due to the decision of the Grantee to not stand for or obtain re-election to the Board, all outstanding Share Award Agreements under which Share Awards have been granted to such Grantee shall be terminated and all rights to receive Common Shares thereunder pursuant to Share Awards which have not Vested shall be forfeited by the Grantee effective on the Cessation Date. For greater certainty, no Performance Share Award shall vest during any reasonable notice period.

(ii)	Termination Without Cause - Subject to any provisions to the contrary in the employment agreement of any particular Grantee, upon the termination without cause of such Grantee,

those Common Shares awarded pursuant to any Performance Share Award to such Grantee that have not yet Vested and been issued, but would be eligible for Vesting and issuance during the notice period specified in such Grantee’s employment agreement shall vest on the Cessation Date with a deemed Vesting Percentage of 100.

(iii)
Termination Upon Death or Permanent Disability or Retirement - Upon the death, permanent disability or retirement of a Grantee, all outstanding Share Award Agreements under which Share Awards have been made to such Grantee prior to the Cessation Date shall be terminated and all rights to receive Common Shares thereunder pursuant to Share Awards that have not Vested shall be forfeited by the Grantee effective as of the date that is twelve (12) months from the Cessation Date.

(k)
Rights as a Shareholder - Until the Common Shares underlying any Share Award have been issued in accordance with the terms of the Plan, the Grantee to whom such Share Award has been made shall not possess any incidents of ownership of such Common Shares including, for greater certainty and without limitation, the right to receive Dividends on such Common Shares and the right to exercise voting rights in respect of such Common Shares. Such Grantee shall only be considered a Shareholder in respect of such Common Shares when such issuance has been entered upon the records of the duly authorized transfer agent of Oncolytics.

8.	Ratification and Approval by Shareholders

Notwithstanding any other provision of this Plan:

(a)	no Common Shares may be issued pursuant to any Share Award until the Plan has been approved by the Shareholders at a duly called meeting of the Shareholders; and
(b)
any grants of Share Awards by the Committee prior to the Plan being approved by the Shareholders must be ratified by the Shareholders at the meeting of the Shareholders at which the Shareholders approve the Plan.

9.	Withholding Taxes

When a Grantee or other person becomes entitled to receive Common Shares under any Share Award, Oncolytics shall have the right to require the Grantee or such other person to remit to Oncolytics an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Board or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a)	the tendering by the Grantee of cash payment to Oncolytics in an amount equal to the total withholding tax obligation;
(b)
the withholding or sale by Oncolytics from the Common Shares otherwise due to the Grantee, of such number of Common Shares having a value determined by Oncolytics in its sole discretion, acting reasonably, equal to the amount of the total withholding tax obligation (and in the case of a treasury issuance of Common Shares to settle Share Awards hereunder, such sale of Common Shares shall be automatically made on or as soon as practicable after the applicable Issue Date for the purposes of satisfying withholding tax obligations, unless otherwise agreed to by Oncolytics and the Grantee);

(c)	the withholding by Oncolytics from any cash payment otherwise due to the Grantee of such amount of cash as is equal to the amount of the total withholding tax obligation; or
(d)	any other method determined by Oncolytics in its sole discretion, acting reasonably,

provided, however, that the sum of any cash so paid or withheld and the value of any Common Shares so withheld or sold is, sufficient, in the reasonable estimation of Oncolytics, to satisfy the total withholding tax obligation.

10.	Non-Transferability

The right to receive Common Shares pursuant to a Share Award granted to a Grantee may only be settled by such Grantee personally or through the Grantee’s personal representative or estate and no assignment, sale, transfer, pledge or charge of a Share Award, whether voluntary, involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), vests any interest or right in such Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Share Award shall terminate and be of no further force or effect.

11.	Amendment and Termination of Plan

This Plan and any Share Awards granted pursuant to the Plan may be amended, modified or terminated by the Committee including but not limited to amending the Vesting Periods under the Plan without approval of Shareholders subject to any required approval of the Exchange.  Notwithstanding the foregoing, the Plan or any Share Award may not be amended without Shareholder approval to:

(a)	increase the number of Common Shares issuable pursuant to outstanding Share Awards at any time pursuant to Section 5 hereof;
(b)
increase the number of Common Shares issuable to Insiders, Non-Employee Directors or any one Participant, at any time under the Incentive Share Award Plan, together with all other Security Based Compensation Arrangements of the Corporation;

(c)
increase the number of Common Shares issued to Insiders within any one-year period, under the Incentive Share Award Plan, together with all other Security Based Compensation Arrangements of the Corporation;

(d)	expand the categories of individuals contained in the definition of "Eligible Employee" who are eligible to participate in the Plan;
(e)	extend the term of any Share Award beyond the term of such awards provided for under the terms and conditions of this Plan;
(f)
permit the transfer or assignment of Share Awards, except to permit a transfer to a family member, an entity controlled by the holder of the Share Awards or a family member, a charity or for estate planning or estate settlement purposes;

(g)	change the terms of any Share Awards held by Insiders;
(h)	amend this Section 11 to delete any of the above.

In addition, no amendment to the Plan or Share Awards granted pursuant to the Plan may be made without the consent of the Grantee, if such amendment adversely alters or impairs the rights of any Grantee in respect of any Share Award previously granted to such Grantee under the Plan.

12.	Miscellaneous
(a)	Effect of Headings - The Section headings contained herein are for convenience only and shall not affect the construction hereof.
(b)
Compliance with Legal Requirements - Oncolytics shall not be obliged to issue any Common Shares if such issuance would violate any law or regulation or any rule of any government authority or Exchange.  Oncolytics, in its sole discretion, may postpone the issuance or delivery of Common Shares under any Share Award as the Committee may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules and regulations. Oncolytics shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares awarded under the Plan, provided that, if required, Oncolytics shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Awards hereunder in accordance with any such requirements.

(c)
No Right to Continued Employment - Nothing in the Plan or in any Share Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of Oncolytics, to be entitled to any remuneration or benefits not set forth in the Plan or a Share Award Agreement or to interfere with or limit in any way the right of Oncolytics to terminate Grantee’s employment or service arrangement with Oncolytics.

(d)	Expenses - All expenses in connection with the Plan shall be borne by Oncolytics.
(e)
Governing Language -This Plan is drawn up in the English language and each notice, instrument, certificate or other communication to be given under or in connection with this Plan shall be in the English language. If this Plan or any notice, instrument, certificate or other communication is translated into any other language, the English language text shall prevail.

(f)
Unfunded and Unsecured Plan - Unless otherwise determined by the Committee, the Plan shall be unfunded and Oncolytics will not secure its obligations under the Plan. To the extent any Grantee holds any rights by virtue of a grant of a Share Award under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of Oncolytics.

(g)	Market Fluctuations - No amount will be paid to, or in respect of, a Grantee under the Plan to compensate for a downward fluctuation in the price of Common Shares which impacts the Share

Award, nor will any other form of benefit be conferred upon, or in respect of, a Grantee for such purpose. Oncolytics makes no representations or warranties to a Grantee with respect to the Plan or the Share Awards whatsoever. In seeking the benefits of participation in the Plan, a Grantee agrees to exclusively accept all risks associated with a decline in the market price of Common Shares and all other risks associated with the holding of Share Awards.

(h)
Currency - Any payments and benefits under the Plan to be paid in cash shall be determined in the lawful currency of Canada and paid in the local currency of the Grantee’s country of residence using the currency exchange rate available to Oncolytics at the time of payment.

(i)
Participation is Voluntary; No Additional Rights - Participation in the Plan shall be entirely voluntary and any decision by a Grantee not to participate shall not affect any Participant’s employment or service with Oncolytics.  In such instance where a Grantee provides notice in writing to Oncolytics of his or her intent to not participate in a Share Award, such award shall be immediately terminated and the Grantee shall not be eligible to receive any form of in lieu compensation.

13.	Governing Law

The Plan shall be governed by, interpreted and construed in accordance with the laws in force in the Province of Alberta.

14.	Effective Date

This Plan shall take effect on June 8, 2015. The issuance of Common Shares under the Plan is subject to the acceptance of the Plan by the Exchange and any other relevant regulatory authorities and approval of the Shareholders.